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                                                                     Exhibit 8.1

                          JEFFERS, SHAFF & FALK, LLP

                                ATTORNEYS AT LAW
                            18881 VON KARMAN AVENUE
                                   SUITE 1400
                            IRVINE, CALIFORNIA 92612
                           TELEPHONE: (949)-660-7700
                           FACSIMILE: (949) 660-7799

                                 April 14, 2000

NovaStar Financial, Inc.
1901 West 47th Place, Suite 205
Westwood, KS 66205

  Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-11 relative to Preferred Stock, Warrants and Common Stock

Ladies and Gentlemen:

  This is an opinion (the "Opinion") which you have requested as to the discussion entitled "Federal Income Tax Consequences" as set forth in the Prospectus (the "Prospectus"), contained in the Post-Effective Amendment No. 1 to Registration Statement on Form S-11 of the NovaStar Financial, Inc. (the "Company"), filed by the Company, in connection with the issuance (the "Offering") of up to 4,285,714 shares of issued and outstanding preferred stock (the "Preferred Stock") of the Company held by selling security holders, 5,177,712 warrants (the "Warrants") issued by the Company held by selling securityholders, 3,549,999 shares of Common Stock ("Common Stock") held by selling securityholders and 9,463,426 shares of common stock of the Company that may be subsequently acquired by the selling securityholders on the exercise of Warrants and the conversion of Preferred Stock. The shares of Common Stock are sometimes referred to herein as the "Shares" of the Company.

  The Company is a Maryland corporation that is intended to qualify as a real estate investment trust ("REIT") under the Code. Capitalized terms used in this Opinion and not otherwise defined are as defined in the Prospectus. Our Opinion is based on existing law, including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, U.S. Department of Labor regulations and administrative interpretations, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in this Opinion. Moreover, relevant laws could change in a manner that could adversely affect the Company or its stockholders. We have no obligation to inform you of any such change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. This Opinion extends only to questions under the Code. We express no opinion with respect to any other law or the laws of any other jurisdiction.

  Our Opinion is based upon certain statements, representations and warranties made by the Company as to factual matters regarding the Company's assets, business and Common Stock as set forth in the Prospectus, and in the Company's letter, dated April 14, 2000 to us, and we have assumed that such statements, representations and warranties are true and accurate. As to such factual matters material to our Opinion, we have relied solely upon such statements, representations and warranties of the Company. We have assumed the authenticity of all documents submitted to us, the genuineness of all signatures, the legal capacity of all natural persons, the conformity to the originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. Without any independent investigation, no facts have come to our attention, however, that would cause us to question the accuracy in a material way of any documents, letters, statements, representations or warranties of the Company.


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NovaStar Financial, Inc.
Page 2

  We are admitted to practice law in the State of California and our Opinion is limited to federal law. Our Opinion is solely for the benefit of the Company in connection with Offering, and is not to be circulated or quoted or otherwise relied upon by the Company for any other purpose without our prior written consent.

  We have acted as tax counsel to the Company in connection with the Offering. In that connection, we have reviewed the section of the Prospectus entitled "Federal Income Tax Consequences" and in our opinion such section identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock and to a securityholder exercising a Warrant or converting Preferred Stock, and to the extent that such summaries involve matters of law, we are of the opinion that such statements of law are correct under the Code. We expressly confirm that all of the opinions attributed to tax counsel in the section of the Prospectus entitled "Federal Income Tax Consequences" accurately reflect our opinion on the outcome of each such issue of challenged by the Service.

  The Company's qualification as a REIT under the Code will depend upon the Company's ability to meet, through actual operating results, distribution levels, diversity of stock ownership and the various income and asset qualification tests imposed under the Code. Such operating results may not be reviewed by us as tax counsel, and accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the requirements under the Code for REIT qualification. Moreover, certain aspects of the Company's operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this Opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions "Federal Income Tax Consequences" "ERISA Investors" and "Legal Matters" in connection with this opinion.

                                        Very truly yours,

                                        /s/ JEFFERS, SHAFF & FALK, LLP